INTER-REGIONAL FINANCIAL GROUP, INC.

                    ------------------------
                        CREDIT AGREEMENT

                    Dated as of June 29, 1995

                    ------------------------


                     NORWEST BANK MINNESOTA,

                      NATIONAL ASSOCIATION

                            as Agent

                        CREDIT AGREEMENT


    This Agreement is made as of this 29th day of June, 1995, by and among INTER-REGIONAL FINANCIAL GROUP, INC., a Delaware corporation (the "Borrower"), the financial institutions that have executed this Agreement (the "Banks") and NORWEST BANK MINNESOTA, NATIONAL ASSOCIATION, a national banking association, as agent for such financial institutions (the "Agent").


                            RECITALS

    The Borrower, the Banks and the Agent have entered into a Credit Agreement dated as of June 23, 1993, as amended by a First Amendment to Credit Agreement dated as of November 30, 1993, by a Second Amendment to Credit Agreement dated as of June 27, 1994, and by a Third Amendment to Credit Agreement dated as of September 30, 1994 (as amended, the "Existing Credit Agreement") pursuant to which the Banks agreed, severally but not jointly, to make loans to the Borrower on the terms and conditions set forth in the Existing Credit Agreement.

    Loans made by the Banks under the Existing Credit Agreement are evidenced by promissory notes dated as of June 23, 1993 executed by the Borrower in favor of each Bank (each, an "Existing Note"). The Existing Notes mature on June 30, 1995.

    At the Borrower's request, the Banks have agreed to continue to make loans to the Borrower, the Agent has agreed to issue certain irrevocable standby letters of credit for the account of the Borrower, and the Agent has agreed to continue to serve as Agent in the making of such loans and the issuance of such letters of credit, on the terms and conditions set forth in this Agreement.

    NOW THEREFORE,  the parties  hereto agree  that the  Existing
Credit Agreement shall be amended and restated as follows:

                                I
                           Definitions

          I.1 Definitions. For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

          (a) the terms defined in this Article have the meanings assigned to them in this Article, and include the plural as well as the singular; and

          (b) all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles.

    "Advance" means an advance by the Banks to the Borrower pursuant to Section 2.1.

    "Agent" means Norwest Bank Minnesota, National Association, as agent for the Banks hereunder.

    "Applicable Margin" means (i) 1.125% with respect to the Revolving Notes; provided, however, that the Applicable Margin with respect to the Revolving Notes shall be increased by 2.00% at any time an Event of Default is existing under this Agreement and (ii) 1.75% with respect to the Term Notes; provided, however, that the Applicable Margin with respect to the Term Notes shall be increased by 2.00% at any time an Event of Default is existing under this Agreement. The Applicable Margin will automatically change upon the occurrence of an Event of Default and upon the waiver or cure of such Event of Default to the written satisfaction of the Banks, such change to be deemed effective as of the first day following the day on which such Event of Default occurred or was waived or cured to the written satisfaction of the Banks.

    "Commitment" means, in the case of each Bank, the amount set forth opposite such Bank's name on the signature page hereof, unless said amount is reduced pursuant to Section 2.8, in which event it means the amount to which said amount is reduced, or such Bank's commitment to lend such amount, as the context may require.

    "Commitment Fee", as to each Bank, means the fee described in
Section 2.6.

    "Commitment Termination Date" means June 30, 1997, or such earlier date upon which the Commitments are terminated pursuant to Section 2.8 or 7.2 hereof.

    "Consolidated Net Worth" means the stockholders' equity of the Borrower and its Subsidiaries on a consolidated basis, as determined in accordance with generally accepted accounting principles.

    "Debt" of any Person means (i) all items of indebtedness or liability which in accordance with generally accepted accounting principles would be included in determining total liabilities as shown on the liabilities side of a balance sheet of that Person at the date as of which Debt is to be determined, and (ii) indebtedness secured by any mortgage, pledge, lien or security interest existing on property owned by such Person, whether or not the indebtedness secured thereby shall have been assumed, and
(iii) guaranties and endorsements (other than for purposes of collection in the ordinary course of business) by such Person and other contingent obligations of such Person in respect of, or to purchase or otherwise acquire, indebtedness of others.

    "Default" means an event that, with notice or passage of time or both, would constitute an Event of Default.

    "Domestic Business Day" means a day on which the Agent and the Banks are open for business in Minneapolis, Minnesota.

    "ERISA" means  the Employee Retirement Income Security Act of
1974, as amended.

    "ERISA Affiliate" means each trade or business (whether or not incorporated) which together with the Borrower would be treated as a single employer under Section 4001 of ERISA.

    "Eurodollar Business Day" means a day other than a Saturday or Sunday on which the Agent and the Banks are open for business in Minneapolis, Minnesota and on which dealings in U.S. dollar deposits are carried on in the London interbank market.

    "Event of Default" has the meaning specified in Section 7.1.

    "Existing Credit Agreement" has the meaning set forth in the Recitals.

    "Existing Notes" has the meaning set forth in the Recitals.

    "Federal Funds Rate" means the rate per annum equal to the rate determined by the Agent to be the rate at which overnight federal funds are offered by members of the Federal Reserve System through federal funds brokers for overnight federal funds transactions in an amount approximately equal to the principal balance of the Advances or Term Loans, as the case may be, which shall bear interest at such rate, it being understood that the Federal Funds Rate for any day which is not a Domestic Business Day shall be the Federal Funds Rate for the next preceding Domestic Business Day.

    "Fixed Rate" means the annual rate equal to the sum (rounded off to the nearest one hundredth of one percent) of (i) the rate obtained by dividing (a) the average rate (rounded up to the nearest one hundredth of one percent) determined by the Agent to be the average bid rate quoted to the Agent for funds to be made available on the first day of the Term Loans by New York certificate of deposit dealers of recognized standing selected by the Agent for the purchase in the secondary market of the certificates of deposit of the Agent denominated in U.S. dollars in an amount approximately equal to the amount of the Term Loans and maturing on the Term Loan Final Maturity Date, by (b) a percentage equal to 100% minus the Federal Reserve System reserve requirement (expressed as a percentage) applicable to such certificates of deposit, and (ii) the Federal Deposit Insurance Corporation assessment (expressed as a percentage) applicable to such certificates of deposit, and (iii) the Applicable Margin; provided, however, if the Agent, in its sole discretion, determines that no market exists for its certificates of deposit in an amount approximately equal to the amount of the Term Loans and maturing on the Term Loan Final Maturity Date, the Fixed Rate shall be a substantially comparable index selected by the Agent plus the Applicable Margin.

    "Floating Rate" for any day means the Federal Funds Rate plus the Applicable Margin, as determined by the Agent at or about 11:00 a.m. Minneapolis time on such day (or if such day is not a Domestic Business Day, on the preceding Domestic Business Day).

    "Highest Quarterly Reported Consolidated Net Worth" means the highest Consolidated Net Worth reported by the Borrower during the term of this Agreement on any of the annual audit reports required by Section 5.1(a) or on any of the quarterly financial statements required by Section 5.1(b).

    "Indebtedness" of any Person means, for purposes of Section 6.4(c)(ii), Section 6.4(c)(iii), Section 6.4A(b) and Section 6.4A(c), as of the date of determination, (i) all indebtedness of such Person for borrowed money, excluding any indebtedness of such Person under any line of credit provided to such Person solely for the purpose of carrying firm securities or customer margin securities of such Person and also excluding miscellaneous liabilities of such Person incurred in the ordinary course of business, including, without limitation, drafts payable, payables to customers, payables to broker/dealers, repurchase agreements, securities sold short and miscellaneous accrued liabilities, and
(ii) all capitalized lease obligations of such Person having a maturity of one year or more.

    "Interest Period" means, with respect to any LIBO Rate quotation, the period beginning on (and including) the Eurodollar Business Day elected by the Borrower and ending on (but excluding) the date which numerically corresponds to such date one (1), two (2), three (3) or if available, as determined by the Agent in its sole discretion, six (6) months thereafter (or, if such month has no numerically corresponding day, on the last Eurodollar Business Day of such month); provided, however, that:

          (i) if an Interest Period would otherwise end on a day which is not a Eurodollar Business Day, such Interest Period shall end on the next following Eurodollar Business Day (unless such next following Eurodollar Business Day is the first Eurodollar Business Day of a calendar month, in which case such Interest Period shall end on the next preceding Eurodollar Business Day); and

     (ii) any Interest Period elected by the Borrower with respect to Advances made under Section 2.1 shall end on or before June 30, 1997 and any Interest Period elected by the Borrower with respect to the Term Loans shall end on or before the Term Loan Final Maturity Date.

    "L/C Amount" means the sum of (i) the aggregate face amount of any issued and outstanding Standby Letters of Credit and (ii) the unpaid amount of the Obligation of Reimbursement.

    "LIBO Base Rate" shall mean, with respect to an Interest Period, the rate per annum equal to the rate (rounded up to the nearest one hundredth of one percent) determined by the Agent to be a rate at which U.S. dollar deposits are offered to major banks in the London interbank eurodollar market for funds to be made available on the first day of such Interest Period and maturing at the end of such Interest Period, as determined by the Agent (Minneapolis time) on the second Eurodollar Business Day prior to the beginning of such Interest Period.

    "LIBO Rate" shall mean, with respect to an Interest Period, the rate obtained by adding (i) the Applicable Margin to (ii) the rate obtained by dividing (a) the applicable LIBO Base Rate by
(b) a percentage (expressed as a decimal) prescribed by the Board of Governors of the Federal Reserve System (or any successor thereto) for determining reserve requirements applicable to eurodollar fundings (currently referred to as "Eurocurrency Liabilities" in Regulation D) or any other reserve requirements applicable to a member bank of the Federal Reserve System with respect to such eurodollar liabilities.

    "Loan Documents" means this Agreement, the Notes and the Standby Letter of Credit Applications.

    "Material Adverse Occurrence" shall mean any occurrence, whether or not insured against (including, without limitation, any adverse determination in any litigation, arbitration or governmental investigation or proceeding) which will materially adversely affect the present or prospective consolidated financial condition or operations of Borrower and its Subsidiaries or materially adversely impair the ability of Borrower to perform its obligations under the Loan Documents.

    "Material Subsidiary" shall mean

        (a) for  so   long  as  they  shall  be  Subsidiaries  of
          Borrower, Dain  Bosworth Incorporated,  Rauscher Pierce
          Refsnes, Inc. and ROG; and

        (b) for any fiscal year of Borrower, any other Subsidiary of Borrower (i) which contributed (or, in the case of any Subsidiary acquired during such fiscal year, would have contributed, if acquired, at the beginning of the preceding fiscal year) more than 10% of the revenues of Borrower and its Subsidiaries on a consolidated basis during the preceding fiscal year or (ii) which had (or, in the case of any Subsidiary acquired during such fiscal year, would have had, if acquired on the last day of the preceding fiscal year) aggregate assets in excess of 10% of the assets of Borrower and its Subsidiaries on a consolidated basis at the close of the preceding fiscal year.

    "Multiemployer Plan" means a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA.

    "Notes" means the Revolving Notes or the Term Notes, as the case may be.

    "Obligation of  Reimbursement" has  the meaning  specified in
Section 2.17 hereof.

    "Percentage" means, with respect to each Bank, the percentage set forth opposite such Bank's signature on this Agreement.

    "Person"  means  any  individual,  corporation,  partnership,
joint   venture,   association,   joint-stock   company,   trust,
unincorporated organization or government or any agency or political subdivision thereof.

    "Plan"  means   an  employee   benefit  plan  or  other  plan
maintained for employees of the Borrower or any ERISA Affiliate and subject to Title I of the ERISA.

    "ROG" means  Regional Operations  Group,  Inc.,  a  Minnesota
Corporation, formerly known as IFG Information Services, Inc.

    "Reportable Event" means (i) a "reportable event" described in Section 4043 of ERlSA, and the regulations issued thereunder; or (ii) a withdrawal from any Plan, as described in Section 4063 of ERISA; or (iii) an action to terminate a Plan for which a notice is required to be filed under Section 4041 of ERISA; or
(iv) any other event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan; or (v) a complete or partial withdrawal from a Multiemployer Plan as described in Sections 4203 and 4205 of ERISA.

    "Revolving Note" has the meaning specified in Section 2.2.

    "Special Account" means a cash collateral account maintained by the Agent in connection with Standby Letters of Credit, as contemplated by Section 2.17.

    "Standby Letter  of Credit"  has  the  meaning  specified  in
Section 2.17 hereof.

    "Standby Letter of Credit Application" has the meaning specified in Section 2.17 hereof.

    "Subordinated Debt" means the Debt of the Borrower which is subordinated in right of payment, in the form set forth in
Exhibit F or pursuant to other subordination provisions acceptable to the Banks, to all indebtedness of the Borrower to the Banks under this Agreement.

    "Subsidiary" means any corporation of which more than 50% of the outstanding shares of capital stock having general voting power under ordinary circumstances to elect a majority of the board of directors of such corporation, whether or not at the time stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency, is at the time directly or indirectly owned by,the Borrower, by the Borrower and one or more other Subsidiaries, or by one or more other Subsidiaries.

    "Subsidiary  Group"   means  any  direct  Subsidiary  of  the
Borrower and the Subsidiaries of such direct Subsidiary.

    "Term Loan" has the meaning specified in Section 2.4.

    "Term Loan  Fee", as to each Bank, means the fee described in
Section 2.7.

    "Term Loan  Final Maturity Date" has the meaning specified in
Section 2.4.

    "Term Note" has the meaning specified in Section 2.4.


                                II
             Amount and Terms of the Revolving Loans

          II.1 Revolving Loans. Each Bank agrees, severally but not jointly, on the terms and subject to the conditions hereinafter set forth, to make the Bank's Percentage of the Advances requested by the Borrower from time to time during the period from the date hereof to and including the Commitment Termination Date, in an aggregate amount not to exceed at any time outstanding that Bank's respective Commitment less that Bank's Percentage of the L/C Amount. Each Advance shall be in the amount of $500,000 or an integral multiple of $50,000 if greater than $500,000, or, if the Borrower elects a LIBO Rate pursuant to Section 2.5(a), at least $1,000,000 or an integral multiple of $100,000 if greater than $1,000,000. Within the limits of the Commitments, the Borrower may borrow, prepay pursuant to Section 2.9 and reborrow under this Section 2.1.

          II.2 The Revolving Notes. The Advances made by each Bank under Section 2.1 shall be evidenced by and repayable with interest in accordance with a single promissory note of the Borrower (a "Revolving Note") payable to the order of such Bank, substantially in the form of Exhibit A hereto, appropriately completed and dated the date of closing hereunder. Each Revolving Note shall bear interest on the unpaid principal amount thereof from the date thereof until fully paid at the rate or rates determined pursuant to Section 2.5(a) hereof. In the event that the Term Loans contemplated by Section 2.4 are not made by the Banks to the Borrower on June 30, 1997, the outstanding principal balance of the Revolving Notes and all accrued interest thereon shall be due and payable on June 30, 1997.

          II.3    Making the Revolving Loans.

          (a) Each Advance shall be made on prior written notice from the Borrower to the Agent or telephonic request from any person purporting to be authorized to request Advances on behalf of the Borrower, which notice or request shall specify the date of the requested Advance and the amount thereof. The notice or request must be received by the Agent no later than 10:00 a.m. (Minneapolis time) on the date of the requested Advance. The Borrower shall promptly confirm each telephonic request for an Advance by executing and delivering an appropriate confirmation certificate, in the form of Exhibit G hereto, to the Agent. The Borrower shall be obligated to repay all Advances notwithstanding the failure of the Agent to receive such confirmation and notwithstanding the fact that the person requesting same was not in fact authorized so to do. Any request for an Advance,whether written or telephonic, shall be deemed to be a representation that the statements set forth in Section
     3.2 are correct.

          (b) Upon receipt of notice of a requested Advance, the Agent shall promptly notify each Bank of such Bank's Percentage of the Advance. Not later than 1:00 p.m.
     (Minneapolis time) on the date of the requested Advance, each Bank shall make available its Percentage of such Advance in immediately available funds to the Agent at its address specified in Section 9.3. Upon fulfillment of the applicable conditions set forth in Article III, the Agent shall disburse the amount of the requested Advance by crediting the same to the Borrower's demand deposit account maintained with the Agent or in such other manner as the Agent and the Borrower may from time to time agree by prior written notice.

          II.4 Term Loan. If (i) the Banks' receive a written request from the Borrower at any time from May 1, 1997 through and including June 15, 1997 requesting that the Banks convert the Advances evidenced by the Revolving Notes into term loans and
(ii) the Borrower had positive earnings before income taxes and extraordinary items for at least two of the three fiscal quarters of the Borrower ended prior to the Borrower's fiscal quarter ended June 30, 1997 (as established by the financial statements delivered by the Borrower to the Banks for such fiscal quarters), each of the Banks agrees, severally, but not jointly, on the terms and subject to the conditions hereinafter set forth, to make a single term loan (the "Term Loan") to the Borrower, on June 30, 1997, in an amount equal to the outstanding principal balance of the Advances made by such Bank to the Borrower and evidenced by the Borrower's Revolving Note in favor of such Bank, and having a final maturity date of either June 30, 1998, June 30, 1999 or June 30, 2000, as selected by the Borrower in its written request for such Term Loan (as so selected, the "Term Loan Final Maturity Date"). The proceeds of each Bank's Term Loan shall be simultaneously applied by such Bank to the prepayment of such Bank's Revolving Note, whereupon such Bank's Revolving Note shall be returned to the Borrower marked "Replaced by Term Note" and the Commitment of such Bank shall be automatically terminated. Each Bank's Term Loan shall be evidenced by a single promissory note of the Borrower (a "Term Note"), payable to the order of such Bank, substantially in the form of Exhibit B hereto, appropriately completed, dated June 30, 1997. Each Term Note shall provide for the repayment of the Term Loan evidenced by such Term Note in equal monthly installments of principal sufficient to fully amortize the Term Loan by the Term Loan Final Maturity Date, with the first such monthly installment commencing on the last day of July, 1997 and continuing on the last day of each month thereafter until the Term Loan Final
Maturity Date, when the remaining principal balance and all accrued interest thereon shall be due and payable. Each Term Note shall bear interest on the unpaid principal amount thereof from the date thereof until fully paid at the rate or rates determined pursuant to Section 2.5(b). The written request by the Borrower to the Banks requesting the Term Loans shall specify the selected Term Loan Final Maturity Date of either June 30, 1998, June 30, 1999 or June 30, 2000 and shall be deemed to be a representation by the Borrower that the statements set forth in
Section 3.2  are correct.   On  or  before  June  30,  1997,  the
Borrower shall deliver to each Bank its respective Term Note, appropriately completed and properly executed on behalf of the Borrower.

          II.5    Interest.

          (a) Interest on the Revolving Loans. The principal balance of the Revolving Notes from time to time outstanding shall bear interest at the Floating Rate, unless the Borrower elects a LIBO Rate pursuant to this Section 2.5(a). At the election of the Borrower, which may be exercised from time to time, the Borrower may request in writing or by telephone that the Agent quote the LIBO Rate which would be applicable for the portion of the outstanding principal balance of the Revolving Notes or for a new Advance under the Revolving Notes and for the Interest Period indicated by the Borrower in its quotation request. The portion of the outstanding balance of the Revolving Notes or the new
     Advance under the Revolving Notes for which a LIBO Rate quotation is requested (i) must be at least $1,000,000 or an integral multiple of $100,000 if greater than $1,000,000,
     (ii) must not otherwise bear interest at a LIBO Rate at any time during the respective Interest Period on account of any other acceptance of a LIBO Rate hereunder and (iii) must not be subject to being repaid during the proposed Interest Period by any regularly scheduled principal payment. A request for a LIBO Rate quotation must be received by the Agent before 10:00 a.m. (Minneapolis time) on the day two Eurodollar Business Days before the first day of the proposed Interest Period. The Agent will quote the LIBO Rate to the Borrower before 11:00 a.m. (Minneapolis time) on the day two Eurodollar Business Days before the first day of the proposed Interest Period. The Borrower shall immediately either accept or reject the LIBO Rate quotation by telephone. If the Borrower does not immediately accept a LIBO Rate quotation, the quotation shall be deemed to have been rejected. Upon acceptance of a LIBO Rate quotation, the quoted LIBO Rate shall be the interest rate applicable for the proposed Interest Period to the portion of the outstanding principal balance of the Revolving Notes or the new Advance under the Revolving Notes to which the quotation related (and the remaining part of the principal balance of the Revolving Notes, if any, shall continue to bear interest at the rate or rates applicable to such amounts). The portion of each Bank's Advances bearing interest at a LIBO Rate for a specified Interest Period shall be that Bank's Percentage of all Advances bearing interest at a LIBO Rate for that specified Interest Period. At the termination of such Interest Period, the interest rate applicable to the portion of the principal balance of the Revolving Notes to which the accepted LIBO Rate quotation was applicable or the new Advance under the Revolving Notes shall bear interest at the Floating Rate unless a new LIBO Rate quotation is accepted by the Borrower. Notwithstanding anything contained in this Section to the contrary, the Agent shall have no obligation to quote a LIBO Rate for any Interest Period if the Agent, in its sole discretion, determines that deposits in amounts equal to the amount for which the LIBO Rate quotation has been requested and maturing at the end of the proposed Interest Period are not readily available to the Agent from major banks in the London interbank market in an amount equal to the amount for which the LIBO Rate quotation has been requested and maturing at the end of the proposed Interest Period.

          (b)   Interest on the Term Loans.

               (i) Election of either the Fixed Rate Alternative under Section 2.5(b)(ii) or the Floating Rate/LIBO Rate Alternative under Section 2.5(b)(iii). On or before 10:00 a.m. (Minneapolis time) on the day two Eurodollar Business Days before the day on which the Banks will make the Term Loans available to the Borrower in accordance with Section 2.4, the Borrower shall request by telephone that the Agent quote to the Borrower (A) the Fixed Rate which would be available for the Term Loans under Section 2.5(b)(ii) and (B) the current Floating Rate or the initial LIBO Rate which would be available for the Term Loans under Section 2.5(b)(iii). Upon timely receipt of such quotation request from the Borrower, the Agent will, on or before 11:00 a.m. (Minneapolis time) on the day of such quotation request, quote to the Borrower by telephone
          (A) the Fixed Rate which would be available for the Term Loans under Section 2.5(b)(ii) and (B) the current Floating Rate or the initial LIBO Rate which would be available for the Term Loans under Section 2.5(b)(iii). Upon receipt of such quotation by telephone from the Agent, the Borrower shall immediately elect either to have the Term Loans bear interest under Section 2.5(b)(ii) or to have the Term Loans bear interest under Section 2.5(b)(iii) at either the Floating Rate or the LIBO Rate, and once made, such election, as between Section 2.5(b)(ii) and Section 2.5(b)(iii), shall be irrevocable and shall remain in force through and including the Term Loan Final Maturity Date. In the event that the Borrower fails to timely request the quotation contemplated by this Section 2.5(b)(i) or if, after the Borrower has received such quotation from the Agent, the Borrower fails to immediately elect either to have the Term Loans bear interest under Section 2.5(b)(ii) or to bear interest under Section 2.5(b)(iii), the Term Loans shall bear interest at the Floating Rate under Section 2.5(b)(iii) below until such time as the Borrower elects a LIBO Rate for the Term Loans in accordance with the provisions of Section 2.5(b)(iii).

          (ii)    Fixed Rate  Alternative.   If  elected  by  the
          Borrower pursuant to Section 2.5(b)(i), the principal balance of the Term Notes from time to time outstanding shall bear interest at the Fixed Rate.

          (iii) Floating Rate/LIBO Rate Alternative. If elected by the Borrower pursuant to Section 2.5(b)(i) or if the Borrower fails to make an election pursuant to Section 2.5(b)(i), the principal balance of the Term Notes from time to time outstanding shall bear interest at the Floating Rate, unless the Borrower elects a LIBO Rate pursuant to this Section 2.5(b)(iii). At the election of the Borrower, which may be exercised from time to time, the Borrower may request in writing or by telephone that the Agent quote the LIBO Rate which would be applicable for the portion of the outstanding principal balance of the Term Notes and for the
          Interest Period indicated by the Borrower in its quotation request. The portion of the outstanding balance of the Term Notes for which a LIBO Rate quotation is requested (i) must be at least $1,000,000 or an integral multiple of $100,000 if greater than $1,000,000, (ii) must not otherwise bear interest at a LIBO Rate at any time during the respective Interest Period on account of any other acceptance of a LIBO Rate hereunder and (iii) must not be subject to being repaid during the proposed Interest Period by any regularly scheduled principal payment. A request for a LIBO Rate quotation must be received by the Agent before 10:00 a.m. (Minneapolis time) on the day two Eurodollar Business Days before the first day of the proposed Interest Period. The Agent will quote a LIBO Rate to the Borrower before 11:00 a.m. (Minneapolis time) on the day two Eurodollar Business Days before the first day of the proposed Interest Period. The Borrower shall immediately either accept or reject the LIBO Rate quotation by telephone. If the Borrower does not immediately accept a LIBO Rate quotation, the quotation shall be deemed to have been rejected. Upon acceptance of a LIBO Rate quotation, the quoted LIBO Rate shall be the interest rate applicable for the proposed Interest Period to the portion of the outstanding principal balance of the Term Notes to which the quotation related (and the remaining part of the principal balance of the Term Notes, if any, shall continue to bear interest at the rate or rates applicable to such amounts). The portion of each Bank's Term Loan bearing interest at a LIBO Rate for a specified Interest Period shall be that Bank's Percentage of all Term Loans bearing interest at a LIBO Rate for that specified Interest Period. At the termination of such Interest Period, the interest rate applicable to the portion of the principal balance of the Term Notes to which the accepted LIBO Rate quotation was applicable shall bear interest at the Floating Rate unless a new LIBO Rate quotation is accepted by the Borrower. Notwithstanding anything contained in this Section to the contrary, the Agent shall have no obligation to quote a LIBO Rate for any Interest Period if the Agent, in its sole discretion, determines that deposits in amounts equal to the amount for which the LIBO Rate quotation has been requested and maturing at the end of the proposed Interest Period are not readily available to the Agent from major banks in the London interbank market in an amount equal to the amount for which the LIBO Rate quotation has been requested and maturing at the end of the proposed Interest Period.

          II.6 Commitment Fees. The Borrower agrees to pay to the Agent for the account of each Bank a commitment fee at the rate of 1/2 of 1% per annum on the average daily unused amount of the Commitments from the date hereof to and including the Commitment Termination Date, payable quarterly in arrears on the first day of each January, April, July and October during the term of the Commitments, commencing July 1, 1995, provided that the commitment fee remaining unpaid shall be due and payable on the Commitment Termination Date.

          II.7 Term Loan Conversion Fee. The Borrower agrees to pay to the Agent for the account of each Bank on the date the Term Loans are made available to the Borrower a term loan conversion fee in an amount equal to (i) 1/8 of 1% of the original principal amounts of the Term Loans in the event the Term Loan Final Maturity Date is June 30, 1998, (ii) 1/4 of 1% of the original principal amounts of the Term Loans in the event the Term Loan Final Maturity Date is June 30, 1999, or (iii) 3/8 of 1% of the original principal amounts of the Term Loans in the event the Term Loan Final Maturity Date is June 30, 2000.

          II.8 Termination or Reduction of the Commitments. The Borrower shall have the right at any time and from time to time upon five Domestic Business Days' prior notice to the Agent permanently to terminate in whole or permanently to reduce in part the Commitments, pro rata as to each Bank based on its Percentage, without penalty or premium, provided that each partial reduction shall be in the amount of $3,000,000 or an integral multiple thereof, and provided further that no reduction shall reduce the sum of the Commitments to an amount less than
(i) the aggregate amount of the Advances outstanding under the Revolving Notes at the time plus (ii) the L/C Amount.

          II.9 Voluntary Prepayments. The Borrower may, upon one Domestic Business Day's notice to the Agent, prepay the Notes then outstanding in whole at any time or from time to time in part, without penalty or premium; provided, however, that (i) any prepayment of the full amount of the Notes at a time when the Banks have no further Commitments hereunder shall include accrued interest thereon; (ii) each partial prepayment shall be in the principal amount of $500,000 or an integral multiple of $50,000 if greater than $500,000; (iii) any prepayment of any portion of the principal balance of the Notes then outstanding which, at the time of such prepayment, bears interest at a LIBO Rate or a Fixed Rate, shall be accompanied by the compensation calculated in accordance with Section 2.14 hereof and (iv) any partial prepayment of the Term Notes shall be applied to principal installments thereunder in inverse order of maturity.

          II.10 Computation of Interest and Fees; Payment of Interest. Interest under the Notes and the fees hereunder shall be computed on the basis of actual number of days elapsed in a year of 360 days. Interest accruing through the last day of each month on the portions of the Notes bearing interest at the Floating Rate or the Fixed Rate shall be payable on the last day of such month and at maturity (whether stated maturity or by reason of acceleration) or earlier prepayment in full unless the Commitments remain outstanding. Interest accruing through the last day of each month on the portions of the Notes bearing interest at a LIBO Rate shall be payable on the last day of such month, at expiration of the applicable Interest Period and at maturity (whether stated maturity or by reason of acceleration) or earlier prepayment in full unless the Commitments remain outstanding.

          II.11 Payment. All payments of principal of and interest under the Notes and of the fees hereunder shall be made to the Agent at its address specified in Section 9.3 in immediately available funds. The Borrower agrees that the amount shown on the books and records of the Agent and the Banks as being the aggregate amount of Advances and Term Loans outstanding shall be prima facie evidence of the principal amount of the Revolving Notes and the Term Notes, as the case may be. The
Borrower hereby authorizes the Agent to charge against the Borrower's account with the Agent an amount equal to the principal installments of the Term Loan, accrued interest and fees from time to time due and payable to the Banks under the Notes then outstanding or hereunder. The Agent shall send the Borrower notice of any such charges against the Borrower's account and a statement showing the calculation of such charges within five Domestic Business Days of such charges. Upon receiving any payment for the account of the Banks, the Agent will promptly pay each Bank its Percentage of such payment.

          II.12 Payment on Non-Business Days. Whenever any payment to be made hereunder or under the Notes shall be stated to be due on a day which is not a Domestic Business Day, such payment may be made on the next succeeding Domestic Business Day, and such extension of time shall in such case be included in the computation of payment of interest on the Notes or the fees hereunder, as the case may be.

          II.13 Use of Proceeds. The proceeds of the Advances shall be used by the Borrower, first, to pay the Existing Notes in full and, thereafter, for investment in and subordinated lending to the Subsidiaries, for bridge financing of specific transactions of the Subsidiaries, and for general corporate purposes of the Borrower. The proceeds of the Term Loans shall be used by the Borrower to pay the Revolving Notes in full.

          II.14 Fees on LIBO Advances and Fixed Rate Advances and Term Loans and Indemnity. In addition to any interest payable on the Advances and Term Loans made hereunder and any fees or other amounts payable hereunder, the Borrower agrees:

          (a) If at any time any applicable law, rule or regulation or the interpretation or administration thereof by any governmental authority (including, without limitation, Regulation D of the Federal Reserve Board):

               (i) shall subject any Bank to any tax, duty or other charges (including, but not limited to, any tax designed to discourage the purchase or acquisition of foreign securities or debt instruments by United States nationals) with respect to this Agreement, or shall materially change the basis of taxation of payments to such Bank of the principal of or interest on any portion of the Notes bearing interest at a LIBO Rate or a Fixed Rate (except for the imposition of or changes in respect of the rate of tax on the overall net income of the Bank); or

          (ii) shall impose or deem applicable or increase any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by such Bank because of any portion of the Notes bearing interest at a LIBO Rate or a Fixed Rate and the result of any of the foregoing is to increase the cost to the Bank of maintaining its Commitment or making or maintaining any portion of the Notes at a LIBO Rate or a Fixed Rate, or to reduce the amount of any sum received or receivable by the Bank with respect to any portion of the Notes bearing interest at a LIBO Rate or a Fixed Rate;

  then within  30 days after the demand by such Bank the Borrower agrees to pay the Bank such additional amount or amounts as will compensate such Bank for such increased cost or reduction. A certificate in reasonable detail of such Bank setting forth the basis for the determination of such additional amount or amounts shall be promptly submitted by such Bank to the Borrower and shall, in the absence of manifest error, be final and conclusive as to such amount or amounts.

          (b) The Borrower shall also compensate either Bank for all losses and expenses in respect of any interest or other consideration paid by such Bank to lenders of funds borrowed by it or deposited with it to maintain any portion of the Notes bearing interest at a LIBO Rate or a Fixed Rate which such Bank may sustain to the extent not otherwise compensated for hereunder and not mitigated by the reemployment of such funds if any prepayment of any portion of the Notes bearing interest at a LIBO Rate or a Fixed Rate occurs on a date which is not the expiration date of the relevant Interest Period as a consequence of a voluntary prepayment pursuant to Section 2.9 or of any Event of Default under this Agreement. Such compensation shall equal an amount equal to the excess, if any, of (i) the amount of interest which would have accrued on the principal amount so paid or prepaid for the period from the date of such payment or prepayment to the last day of the then current Interest Period or Term Loan Final Maturity Date, as the case may be, for such portion of the Notes at the LIBO Rate or the Fixed Rate provided for herein minus (ii) the yield (including both interest and discount) on a hypothetical United States Treasury Security that could be purchased on the date of prepayment and maturing on (or about) the last day of the current Interest Period or the Term Loan Final Maturity
     Date, as the case may be, for such portion of the Notes, such amount to be discounted to its present value using the yield on such hypothetical Treasury Security as the applicable discount factor discounted monthly, provided that no compensation shall be payable (and no credit or rebate shall be required) if the yield described in clause (ii) above exceeds the rate described in clause (i). Any such compensation shall be payable at the time of any voluntary prepayment, or at the time of any payment resulting from an Event of Default. A certificate as to any such loss or expense (including calculations, in reasonable detail, showing how the Bank being compensated computed such loss or expense) shall be promptly submitted by such Bank to the Borrower and shall, in the absence of manifest error, be final and conclusive as to the amount thereof.

          II.15 Capital Adequacy. If any Bank determines at any time that such Bank's Return has been reduced as a result of any Capital Adequacy Rule Change, such Bank may require the Borrower to pay to such Bank the amount necessary to restore that Bank's Return to what it would have been had there been no Capital Adequacy Rule Change. For purposes of this Section:

          (a) "Return", for any calendar quarter or shorter period, means the percentage determined by dividing (i) the sum of interest and ongoing fees earned by a Bank under this Agreement during such period, by (ii) the average capital such Bank is required to maintain during such period as a result of its being a party to this Agreement, as determined by such Bank based upon its total capital requirements and a reasonable attribution formula that takes account of the Capital Adequacy Rules then in effect. Return may be calculated for a Bank for each calendar quarter and for the shorter period between the end of a calendar quarter and the date of termination in whole of this Agreement.

          (b) "Capital Adequacy Rule" means any law, rule, regulation or guideline regarding capital adequacy that applies to a Bank, or the interpretation thereof by any governmental or regulatory authority. Capital Adequacy Rules include rules requiring financial institutions to maintain total capital in amounts based upon percentages of outstanding loans, binding loan commitments and letters of credit.

          (c) "Capital Adequacy Rule Change" means any change in any Capital Adequacy Rule occurring after the date of this Agreement, but the term does not include any changes in applicable requirements that at the date of this Agreement are scheduled to take place under the existing Capital Adequacy Rules or any increases in the capital that a Bank is required to maintain to the extent that the increases are required due to a regulatory authority's assessment of that Bank's financial condition.

The initial notice sent by a Bank shall be sent as promptly as practicable after such Bank learns that its Return has been reduced, shall include a demand for payment of the amount necessary to restore that Bank's Return for the quarter in which the notice is sent, and shall state in reasonable detail the cause for the reduction in that Bank's Return and that Bank's calculation of the amount of such reduction. Thereafter, the applicable Bank may send a new notice during each calendar quarter setting forth the calculation of the reduced Return for that quarter and including a demand for payment of the amount necessary to restore that Bank's Return for that quarter. A Bank's calculation in any such notice shall, in the absence of manifest error, be final and conclusive.

          II.16 Amendment Fee. The Borrower agrees to pay to the Agent, for the pro rata account of the Banks in accordance with their respective Percentages, an amendment fee of $5,000 for each material amendment to this Agreement requested by the Borrower, which fee shall be due and payable within ten (10) days after the execution and delivery of any such amendment.

          II.17   Standby Letters of Credit.

          (a) Subject to the terms and conditions set forth in this Section 2.17 and in Article III, the Agent shall issue one or more irrevocable standby letters of credit for the account of the Borrower (each a "Standby Letter of Credit") from time to time during the period from the date hereof to and including the Commitment Termination Date, in an aggregate amount at any time outstanding not to exceed the sum of the Commitments of the Banks less the sum of (i) all outstanding Advances hereunder and (ii) the unpaid amount of the Obligation of Reimbursement.

          (b) Each Bank hereby unconditionally and irrevocably accepts for its account and risk an undivided participating interest in the obligations of the Agent with respect to each Standby Letter of Credit. Each Bank's participation in a Standby Letter of Credit shall be that Bank's Percentage of the face amount of such Standby Letter of Credit.

          (c) No Letter of Credit shall be issued with an expiry date later than the Commitment Termination Date in effect as of the date of issuance.

          (d) Whenever the Borrower desires to obtain issuance of a Standby Letter of Credit, the Borrower shall request the same by written notice to the Agent or telephonic request to the Agent from any person purporting to be authorized to request issuance of a Standby Letter of Credit on behalf of the Borrower, which notice or request shall specify the date of the requested issuance (which date shall be a Domestic Business Day). Prior to the requested date of issuance, the Borrower shall provide the Agent with an application for Standby Letter of Credit (each a "Standby Letter of Credit Application") duly executed in the form of Exhibit H hereto. The terms and conditions set forth in each such Standby Letter of Credit Application shall supplement the terms and conditions hereof, but in the event of inconsistency between the terms of any such Standby Letter of Credit Application and the terms hereof, the terms hereof shall control. Any request for the issuance of a Standby Letter of Credit under this Section 2.17 shall be deemed to be a representation by the Borrower that (i) the conditions set forth in this Section 2.17 have been met, and
     (ii) the statements set forth in Section 3.2 hereof are correct as of the time of the request.

          (e) The Agent shall promptly notify each Bank of the issuance of a Standby Letter of Credit and of the face amount of such Standby Letter of Credit.

          (f) The Borrower shall pay to the Agent for the account of the Banks a Standby Letter of Credit fee (i) with respect to Standby Letters of Credit issued with an expiration date less than sixty (60) days after the date of issuance, equal to three quarters of one percent (.75%) per annum of the face amount of each such Standby Letter of Credit issued hereunder and (ii) with respect to Standby Letter of Credit issued with an expiration date sixty (60) or more days after the date of issuance, equal to one and one-eighth percent (1.125%) per annum of the face amount of each such Standby Letter of Credit issued hereunder. Such Standby Letter of Credit fee shall be computed for the period commencing on the date of issuance of a Standby Letter of Credit and ending on the expiration date thereof, and shall be payable quarterly in arrears or in full upon the earlier expiration of such Standby Letter of Credit. In addition, the Borrower agrees to pay to the Agent for the account of the Agent, on written demand by the Agent, the administrative fees charged by the Agent in the ordinary course of business in connection with the honoring of drafts under any Standby Letter of Credit, and all other activity with respect to the Standby Letters of Credit at the then-current rates published by the Agent generally.

          (g)   Draws  under   any  Letter  of  Credit  shall  be
     reimbursed to  the Agent  in accordance  with the applicable
     Standby Letter of Credit Application and as follows:

               (i) Whenever a draft under a Standby Letter of Credit is presented to the Agent for payment, the Borrower hereby agrees to immediately reimburse the Agent for the amount paid by the Agent under the Standby Letter of Credit, plus any and all reasonable charges and expenses that the Agent may pay or incur relative to such draw, plus interest on all such amounts, charges and expenses as set forth below (all such amounts are hereinafter referred to, collectively, as the "Obligation of Reimbursement").

          (ii) The Borrower hereby agrees to pay the Agent on demand interest on all amounts, charges and expenses payable by the Borrower to the Agent under this
          Section 2.17, accrued from the date any such draft, charge or expense is paid by the Agent until payment in full by the Borrower at the Floating Rate.

          (iii) If the Borrower fails to pay to the Agent promptly the amount of its Obligation of Reimbursement in accordance with the terms hereof and the Standby Letter of Credit Application pursuant to which such Standby Letter of Credit was issued, the Agent is hereby irrevocably authorized and directed, in its sole discretion, to make a Floating Rate Advance under
          Section 2.1 hereof in an amount sufficient to discharge the Obligation of Reimbursement, including all interest accrued thereon but unpaid at the time of such Advance, and each Bank's Percentage of such Advance shall be added to the outstanding principal balance of such Bank's Revolving Note.

          (iv) The obligations of the Borrower arising under this Agreement shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement, under all circumstances whatsoever, including (without limitation) the following circumstances: (A) payment by or on behalf of the Agent under any Standby Letter of Credit against presentation of a draft or certificate which does not comply with the terms of such Standby Letter of Credit; (B) any lack of validity or enforceability of any Standby Letter of Credit or any other agreement or instrument relating to any Standby Letter of Credit (collectively the "Related Documents"); (C) any amendment or waiver of or any consent to departure from all or any of the Related Documents; (D) the existence of any claim, setoff, defense or other right which the Borrower may have at any time, against any beneficiary or any transferee of any Standby Letter of Credit (or any persons or entities for whom any such beneficiary or any such transferee may be acting), or other person or entity, whether in connection with this Agreement, the transactions contemplated herein or in the Related Documents or any unrelated transactions; or (E) any statement or any other document presented under any Standby Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect whatsoever; provided, however, that the Borrower shall have a claim against the Agent and the Banks, and the Agent and the Banks shall be liable to the Borrower to the extent, but only to the extent, of any direct, as opposed to consequential, damages suffered by the Borrower which were caused by:

              (i) the willful  misconduct or  gross negligence of
               the Agent, the Banks, or any of them, in determining whether documents presented under any Standby Letter of Credit comply with the terms of such Standby Letter of Credit; or

                (ii) the willful or grossly negligent failure of the Agent, the Banks, or any of them, to pay under any Standby Letter of Credit after the presentation to the Agent of a draft and certificate strictly complying with the terms and conditions of such Standby Letter of Credit.

          (h) The Agent will endeavor to promptly notify each Bank whenever a draft under a Standby Letter of Credit is presented to the Agent for payment. If the Agent makes any payment pursuant to the terms of any Standby Letter of Credit and is not immediately reimbursed by the Borrower, the Agent shall promptly notify each Bank of such payment and shall direct each Bank to pay such Bank's Percentage of the unreimbursed amount. Upon receipt of any such notification prior to 1:00 p.m. (Minneapolis time) on a Domestic Business Day, the recipient Bank shall be unconditionally and irrevocably obligated to pay its Percentage of the unreimbursed amount to the Agent in immediately available funds prior to the close of business on such date. Notices received after 1:00 p.m. (Minneapolis time) shall be deemed to have been received on the following Domestic Business Day. If payment is not made by a Bank when due hereunder, interest on the unpaid amount shall accrue from the date of the Agent's notification through the date of payment at the Federal Funds Rate. After making payment to the Agent under this subsection in connection with a Standby Letter of Credit, a Bank shall be entitled to participate to the extent of its Percentage in any reimbursement obtained from the Borrower in respect of such Standby Letter of Credit or in any amount added to the outstanding principal balance of such Bank's Revolving Note pursuant to Section 2.17(g) above.

          (i) On the Commitment Termination Date or earlier termination of the Commitments, the Borrower shall pay the Agent in immediately available funds for deposit in the Special Account an amount equal to the maximum aggregate amount available to be drawn under all Standby Letters of Credit then outstanding, assuming compliance with all conditions for drawing thereunder. Amounts on deposit in the Special Account may be applied by the Agent at any time or from time to time to the Borrower's Obligation of Reimbursement or any other obligations of the Borrower to the Banks arising under this Agreement, in the Agent's sole discretion, and shall not be subject to withdrawal by the Borrower so long as the Agent maintains a security interest therein. The Agent agrees to transfer any balance in the Special Account to the Borrower at such time as the Agent is required to release its security interest in the Special Account under applicable law.

          (j) The Borrower hereby pledges, and grants to the Agent, as agent for itself and for the other Banks, a security interest in, all funds held in the Special Account from time to time and all proceeds thereof, as security for the payment of all present and future Obligations of Reimbursement and all other amounts due and to become due from the Borrower to any Bank pursuant to this Agreement. The Agent shall have full ownership and control of the Special Account, and the Borrower shall have no right to withdraw the funds maintained in the Special Account.

                                III
                      Conditions of Lending

          III.1 Conditions Precedent to the Initial Advance. The obligation of each Bank to make the initial Advance is subject to the condition precedent that the Agent shall have received on or before the day of such Advance all of the following, each dated (unless otherwise indicated) such day, in form and substance satisfactory to the Agent:

          (a) The Revolving Notes, properly executed on behalf of the Borrower.

          (b)   A certified  copy of the resolutions of the Board
     of Directors  of the  Borrower evidencing  approval of  this
     Agreement  and   the  Revolving   Notes  and  other  matters
     contemplated hereby.

          (c) Copies of the Certificate of Incorporation and Bylaws of the Borrower, certified by the Secretary or Assistant Secretary of the Borrower as being true and correct copies thereof.

          (d) Certificate of good standing of the Borrower, dated not more than ten days before the date hereof from its state of incorporation.

          (e) A signed copy of an opinion of counsel for the Borrower, addressed to the Banks as to matters referred to in Sections 4.1, 4.2, 4.3 and 4.7, and as to such other matters as the Banks may reasonably request, with that opinion being acceptable to the Banks' counsel. In the case of Section 4.1, the opinion as to licensing and qualification of the Borrower and each Subsidiary may be limited to the State where the headquarters of the Borrower and each such Subsidiary is located. In the case of Sections 4.2(iii) and (iv) and 4.7, the opinion may be to the best knowledge of such counsel, and, in the case of
     Section 4.3, insofar as it relates to enforcement of remedies, it may be subject to applicable bankruptcy, insolvency, reorganization or similar laws affecting the rights of creditors generally from time to time, and to general equity principles.

          (f) A signed copy of a certificate of the Secretary or an Assistant Secretary of the Borrower which shall certify the names of the officers of the Borrower authorized to sign this Agreement and the Notes and the other documents or certificates to be delivered pursuant to this Agreement by the Borrower or any of its officers, including requests for Advances, together with the true signatures of such officers. The Agent may conclusively rely on such certificate until it shall receive a further certificate of the Secretary or Assistant Secretary of the Borrower canceling or amending the prior certificate and submitting the signatures of the officers named in such further certificate.

          (g) Such other documents and information as the Agent may reasonably request.

          III.2 Conditions Precedent to All Advances, to the Term Loan and to the Issuance of All Standby Letters of Credit. The obligation of each Bank to make each Advance under Section
2.1 (including the initial Advance) and to make the Term Loan under Section 2.4 and the obligation of the Agent to issue any Standby Letter of Credit under Section 2.17 shall be subject to the further condition precedent that on the date of such Advance, Term Loan or Standby Letter of Credit, as the case may be:

          (a)   the representations  and warranties  contained in
     Article IV are correct on and as of the date of such Advance, Term Loan or Standby Letter of Credit, as the case may be, as though made on and as of such date, except to the extent that such representations and warranties relate solely to an earlier date; and

          (b) no event has occurred and is continuing, or would result from such Advance, Term Loan or Standby Letter of Credit, as the case may be, which constitutes a Default or an Event of Default.

                                IV
                 Representations and Warranties

    The Borrower represents and warrants to the Banks as follows:

          IV.1 Corporate Existence and Power. The Borrower and each Material Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, and is duly licensed or qualified to transact business in all jurisdictions where the character of the property owned or leased or the nature of the business transacted by it makes such licensing or qualification necessary. The Borrower has all requisite power and authority, corporate or otherwise, to conduct its business, to own its properties and to execute and deliver, and to perform all of its obligations under, the Loan Documents.

          IV.2 Authorization of Borrowing; No Conflict as to Law or Agreements. The execution, delivery and performance by the Borrower of the Loan Documents, and the borrowings from time to time hereunder have been duly authorized by all necessary corporate action and do and will not (i) require any consent or approval of the stockholders of the Borrower, or any authorization, consent or approval by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, (ii) violate any provision of any law, rule or regulation (including, without limitation, Regulation X of the Board of Governors of the Federal Reserve System) or of any order, writ, injunction or decree presently in effect having applicability to the Borrower or of the Certificate of Incorporation or Bylaws of the Borrower, (iii) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease or instrument to which the Borrower is a party or by which it or its properties may be bound or affected, or (iv) result in, or require, the creation or imposition of any mortgage, deed of trust, pledge, lien, security interest or other charge or encumbrance of any nature upon or with respect to any of the properties now owned or hereafter acquired by the Borrower.

          IV.3 Legal Agreements. This Agreement constitutes, and the Notes, when executed and delivered by the Borrower hereunder, will constitute, the legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their respective terms.

          IV.4 Subsidiaries. Exhibit C hereto is a complete and correct list of all present Subsidiaries and of the percentage of the ownership of the Borrower or any other Subsidiary in each as of the date of this Agreement. Except as otherwise indicated in that Exhibit, all shares of each Subsidiary owned by the Borrower or by any such other Subsidiary are validly issued and fully paid and non-assessable.

          IV.5 Financial Condition. The Borrower has heretofore furnished the following financial statements to the
Banks: the audited annual financial statements of the Borrower as of December 31, 1994, and the unaudited financial statements of the Borrower for the three months ending May 31, 1995. Said financial statements fairly present the financial condition of the Borrower and its Subsidiaries on the dates thereof and the results of their operations for the fiscal periods then ended, and were prepared in accordance with generally accepted accounting principles (except that unaudited interim statements do not include footnotes or a statement of cash flows). The Borrower's fiscal year ends as of each December 31.

          IV.6 Adverse Change. There has been no Material Adverse Occurrence in the business, properties or condition (financial or otherwise) of the Borrower or any Subsidiary since the date of the latest financial statement referred to in
Section 4.5.

          IV.7 Litigation. Except as disclosed to the Banks on Exhibit D hereto as of the date hereof and, otherwise, as disclosed to the Banks from time to time in writing by the Borrower, there are no actions, suits, proceedings or arbitrations pending or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any Subsidiary or the properties of the Borrower or any Subsidiary before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which, if determined adversely to the Borrower or that Subsidiary, would constitute a Material Adverse Occurrence or which seeks a monetary recovery against the Borrower or any Subsidiary in excess of $1,000,000.

          IV.8 Regulations U and G. The Borrower is not engaged in the business of extending or maintaining credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations U and G of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any Advance or of the Term Loans will be used to purchase or carry any margin stock or to extend or maintain credit to others for the purpose of purchasing or carrying any margin stock.

          IV.9 Taxes. The Borrower and each Subsidiary has paid or caused to be paid to the proper authorities when due all federal, state and local taxes required to be withheld by it. The Borrower and each Subsidiary has filed all federal, state and local tax returns which to the knowledge of the officers of the Borrower are required to be filed, and the Borrower and each Subsidiary have paid or caused to be paid to the respective taxing authorities all taxes as shown on said returns or on any assessment received by it to the extent such taxes have become due.

          IV.10 Titles and Liens. The Borrower or one of its Subsidiaries has good title to each of the properties and assets reflected in the latest balance sheet referred to in Section 4.5 (other than any sold, as permitted by Section 6.6), free and clear of all mortgages, security interests, liens and encumbrances, except for mortgages, security interests and liens permitted by Section 6.1 and covenants, restrictions, rights, easements and minor irregularities in title which do not materially interfere with the business or operations of the Borrower or such Subsidiary as presently conducted.

          IV.11 ERISA. No Plan established or maintained by the Borrower or any ERISA Affiliate of the Borrower which is subject to Part 3 of Subtitle B of Title I of ERISA had an accumulated funding deficiency (as such term is defined in Section 302 of ERISA) in excess of $1,000,000 as of the last day of the most recent fiscal year of such Plan ended prior to the date hereof, and no liability to the Pension Benefit Guaranty Corporation or the Internal Revenue Service in excess of such amount has been, or is expected by the Borrower or any ERISA Affiliate of the Borrower to be, incurred with respect to any Plan of the Borrower or any ERISA Affiliate of the Borrower.

          IV.12    Stock Exchange  Membership.   Each  Subsidiary
engaged in the business of a securities broker or dealer is a member in good standing of the New York Stock Exchange.

          IV.13   Investment Company Act.  The Borrower is not an
"investment company" within the meaning of the Investment Company
Act of 1940, as amended.

                                V
              Affirmative Covenants of the Borrower

    So long as any Note or any Obligation of Reimbursement shall remain unpaid or any Standby Letter of Credit shall remain outstanding or the Commitments shall be outstanding, the Borrower will comply with the following requirements, unless each Bank shall otherwise consent in writing:

          V.1 Financial Statements. The Borrower will deliver to the Banks:

          (a) as soon as available, and in any event within 90 days after the end of each fiscal year of the Borrower, a copy of the annual audit report of the Borrower prepared on a consolidated basis with the unqualified opinion of KPMG
     Peat Marwick or other independent certified public accountants selected by the Borrower and acceptable to the Banks, which annual report shall include the consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year and the related consolidated statements of income, retained earnings and cash flows of the Borrower and its Subsidiaries for the fiscal year then ended, all in reasonable detail and all prepared in accordance with generally accepted accounting principles applied on a basis consistent with the accounting practices applied in the annual financial statements referred to in
     Section 4.5 (except as to any change noted and concurred with by the Borrower's independent certified public accountants), together with a certificate of the treasurer, the chief financial officer or the controller of the Borrower stating that such financial statements have been prepared in accordance with generally accepted accounting principles applied on a basis consistent with the accounting practices reflected in the annual financial statements referred to in Section 4.5 (except as to any change noted and concurred with by the Borrower's independent certified public accountants) and whether or not he or she has knowledge of the occurrence of any Default or Event of Default hereunder and, if so, stating in reasonable detail the facts with respect thereto;

          (b) as soon as available and in any event within 45 days after the end of each quarter of each fiscal year of the Borrower (including the quarter ending in December), consolidated and consolidating balance sheets of the Borrower and its Subsidiaries as at the end of such quarter and related consolidated and consolidating statements of earnings and retained earnings of the Borrower and its Subsidiaries for such quarterly period and for the year to date, in reasonable detail and stating in comparative form the figures for the corresponding date and period in the previous year, all prepared in accordance with generally accepted accounting principles (excluding footnotes and statement of cash flows) applied on a basis consistent with the accounting practices reflected in the annual financial statements referred to in Section 4.5 (except as to any change noted and concurred with by the Borrower's independent certified public accountants) and certified by the treasurer, the chief financial officer or the controller of the Borrower, subject to year-end audit adjustments; and accompanied by a certificate of that officer stating
     (i) that such financial statements have been prepared in accordance with generally accepted accounting principles applied on a basis consistent with the accounting practices reflected in the annual financial statements referred to in
     Section 4.5 (except as to any change noted and concurred with by the Borrower's independent certified public accountants), and (ii) whether or not he or she has knowledge of the occurrence of any Default or Event of Default hereunder not reported before that time and remedied and, if so, stating in reasonable detail the facts with respect thereto and (iii) all relevant facts in reasonable detail to evidence, and the computations as to, whether or not the Borrower is in compliance with the requirements set forth in Sections 5.8, 6.4, 6.8, 6.9 and 6.11;

          (c) as soon as available and in any event within 30 days after the end of each calendar month which is not a quarter-end month, consolidated and consolidating balance sheets of the Borrower and its Subsidiaries at the end of such month and related consolidated and consolidating statements of earnings and retained earnings of the Borrower and its Subsidiaries for such month, in reasonable detail, all prepared in accordance with generally accepted accounting principles (excluding footnotes and statement of cash flows) applied on a basis consistent with the accounting practices reflected in the annual financial statements referred to in Section 4.5 (except as to any change noted and concurred with by the Borrower's independent certified public accountants) and certified by the treasurer, chief financial officer or the controller of the Borrower subject to year-end audit adjustments; and accompanied by a certificate of that officer as required in subparagraph (b) above;

          (d) as soon as available and in any event within 45 days after the end of each calendar month, the management report of the Borrower customarily prepared by the Borrower for its internal use;

          (e) promptly upon their distribution, copies of all financial statements, reports and proxy statements which the Borrower shall have sent to all (or substantially all) of its stockholders;

          (f)   promptly after  the sending  or  filing  thereof,
     copies of all FOCUS II reports, proposed subordination filings and notices of all violations of rules and regulations of the Securities and Exchange Commission or any national securities exchange which the Borrower or any Subsidiary shall file with the Securities and Exchange Commission or any national securities exchange;

          (g) as promptly as practicable (but in any event not later than 30 days) after an officer of the Borrower obtains knowledge of the commencement thereof, notice in writing of all litigation and of all proceedings before any governmental or regulatory agency affecting the Borrower or any Subsidiary of the type described in Section 4.7 or which seek a monetary recovery against the Borrower or such Subsidiary in excess of $1,000,000;

          (h) as promptly as practicable (but in any event not later than five business days) after an officer of the
     Borrower or any Subsidiary obtains knowledge of the occurrence of any event which constitutes a Material Adverse Occurrence, a Default or Event of Default, notice of such occurrence, together with a detailed statement by a responsible officer of the Borrower or the appropriate Subsidiary of the steps being taken by the Borrower or the appropriate Subsidiary to cure the effect of such event;

          (i) immediately upon the occurrence thereof, notice of the suspension or expulsion of any Subsidiary from membership in the New York Stock Exchange;

          (j) promptly upon becoming aware of the occurrence of any Reportable Event or any "prohibited transaction," as such term is defined in Section 4975 of the Internal Revenue Code or Section 406 of ERISA, in connection with any Plan or any trust created thereunder, a written notice specifying the nature thereof, what action the Borrower has taken, is taking or proposes to take with respect thereto, and, when known, any action taken or threatened by the Internal Revenue Service, the Pension Benefit Guaranty Corporation or the Department of Labor with respect thereto;

          (k) with reasonable promptness copies of (i) all notices received by the Borrower or any of its ERISA Affiliates of the Pension Benefit Guaranty Corporation's intent to terminate any Plan or to have a trustee appointed to administer any Plan; (ii) upon request of the Agent the annual report (Form 5500 Series), including any supporting schedules, filed by the Borrower or any of its ERISA Affiliates with the Internal Revenue Service with respect to each Plan; and (iii) all notices received by the Borrower or any of its ERISA Affiliates from a Multiemployer Plan concerning the imposition or amount of withdrawal liability pursuant to Section 4202 of ERISA; and

          (l) promptly upon any Material Subsidiary entering into any agreement restricting such Material Subsidiary's ability to make any payment to the Borrower (including, without limitation, the payment of dividends, the reimbursement of management and other intercompany charges, expenses and accruals, the making of loans and advances or the repayment of advances and other investments) in a manner which is more onerous than restrictions applicable to such Material Subsidiary under another agreement then in effect, a certificate of the vice president and treasurer or chief financial officer of the Borrower setting forth a description of such restriction, a calculation showing the effect, if any, of such restriction on all payments made by such Material Subsidiary to the Borrower during the preceding fiscal year had such restriction been in effect and a projection of all payments (none of which shall be inconsistent with such restriction) made or to be made by such Material Subsidiary to the Borrower during the then current fiscal year; and

          (m) such other information respecting the financial condition and results of operations of the Borrower or any Subsidiary as the Agent or the Banks may from time to time reasonably request.

          V.2 Books and Records; Inspection and Examination. The Borrower will keep, and will cause each Subsidiary to keep, accurate books of record and account for itself in which true and complete entries will be made in accordance with generally accepted accounting principles consistently applied (except as to any change noted and concurred with by the Borrower's independent certified public accountants) and, upon request of either Bank, will give any representative of such Bank access to, and permit such representative to examine, copy or make extracts from, any and all such books and records and related documents in its possession, to inspect any of its properties and to discuss its affairs, finances and accounts with any of its principal officers, all at such times during normal business hours and as often as such Bank may reasonably request.

          V.3 Compliance with Laws. The Borrower will, and will cause each Subsidiary to, comply with the requirements of applicable laws and regulations, the non-compliance with which would materially and adversely affect its business or the consolidated financial condition of the Borrower and its Subsidiaries.

          V.4 Payment of Taxes and Other Claims. The Borrower will pay or discharge, and will cause each Subsidiary to pay or discharge, when due, (a) all taxes, assessments and governmental charges levied or imposed upon it or upon its income or profits, or upon any properties belonging to it, prior to the date on which penalties attach thereto, (b) all federal, state and local taxes required to be withheld by it, and (c) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien or charge upon any properties of the Borrower or any Subsidiary; provided, that neither the Borrower nor any Subsidiary shall be required to pay any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings.

          V.5 Maintenance of Properties. The Borrower will keep and maintain, and will cause each Subsidiary to keep and maintain, all of its properties necessary or useful in its business in good condition, repair and working order; provided, however, that nothing in this Section shall prevent the Borrower or any Subsidiary from discontinuing the operation and maintenance of any of its properties if such discontinuance is, in the judgment of the Borrower or the appropriate Subsidiary, desirable in the conduct of its business and not disadvantageous in any material respect to the Banks as holders of the Notes.

          V.6 Insurance. The Borrower will, and will cause each Subsidiary to, obtain and maintain insurance with insurers believed by the Borrower to be responsible and reputable, in such amounts and against such risks as is usually carried by companies engaged in similar business and owning similar properties in the same general areas in which the Borrower or such Subsidiary operates.

          V.7 Preservation of Corporate Existence. The Borrower will, and will cause each Material Subsidiary to, preserve and maintain its corporate existence and all of its rights, privileges and franchises; provided, however, that neither the Borrower nor any Material Subsidiary shall be required to preserve any of its rights, privileges and franchises if its Board of Directors shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Borrower or the appropriate Material Subsidiary and that the loss thereof is not disadvantageous in any material respect to the Banks as holders of the Notes.

          V.8    Consolidated  Net  Worth.    The  Borrower  will
maintain Consolidated Net Worth (i) from the date of this Agreement through June 30, 2000 at an amount not less than the greater of (A) $180,000,000 or (B) 90% of the Highest Quarterly Reported Consolidated Net Worth.

          V.9    Net Capital  Rule.   The Borrower will cause any
Subsidiary subject  to the  Securities and  Exchange Commission's
Rule 15c3-1 to at all times maintain its net capital as required thereby.

                                VI
                       Negative Covenants

    So long as any Note or any Obligation of Reimbursement shall remain unpaid or any Standby Letter of Credit shall remain outstanding or the Commitments shall be outstanding, the Borrower agrees that, without the prior written consent of each Bank:

          VI.1 Liens. The Borrower will not create, incur, assume or suffer to exist any mortgage, deed of trust, pledge, lien, security interest, or other charge or encumbrance of any nature on any of its assets, now owned or hereafter acquired, or assign or otherwise convey any right to receive income; excluding, however, from the operation of the foregoing:

          (a)   liens  for   taxes  or   assessments   or   other
     governmental charges to the extent not required to be paid by Section 5.4;

          (b) Subject to Section 6.9 and Section 6.11, purchase money mortgages, liens, or security interests (which term for purposes of this subsection shall include conditional sale agreements or other title retention agreements and leases in the nature of title retention agreements including capitalized lease obligations) upon or in property acquired after the date hereof, or mortgages, liens or security
     interests  existing   in  such   property  at  the  time  of
     acquisition thereof; and

          (c) mortgages, deeds of trust, pledges, liens, security interests and assignments securing any indebtedness for borrowed money, and capitalized lease obligations, in existence on the date hereof listed in Exhibit E hereto.

          VI.2 Indebtedness. The Borrower will not incur, create, assume or permit to exist any indebtedness or liability on account of deposits or advances or any indebtedness for borrowed money, or any other indebtedness or liability evidenced by notes, bonds, debentures or similar obligations, except:

          (a) indebtedness evidenced by the Notes or arising or existing in connection with any Standby Letter of Credit;

          (b)   indebtedness of  the Borrower in existence on the
     date  hereof   and  listed  in  Exhibit E  hereto,  but  not
     including any extensions or renewals thereof;

          (c)   indebtedness of the Borrower to a Subsidiary;

          (d)   Subordinated Debt, or renewals thereof;

          (e) subject to Section 6.9 and 6.11, purchase money indebtedness of the Borrower secured by liens permitted by subsection (b) of Section 6.1;

          (f)    a term  loan of  the Borrower  with Norwest Bank
     Minnesota, National Association, in an amount not to exceed at any time $2,000,000;

          (g)    indebtedness incurred or assumed by the Borrower
     in  connection   with  acquisitions   permitted  by  Section
     6.4(c)(ii) and Section 6.4(c)(iii);

          (h)    indebtedness incurred or assumed by an Acquiring
     Subsidiary in  connection  with  acquisitions  permitted  by
     Section 6.4A(b) and Section 6.4A(c); and

          (i) indebtedness of the Borrower to any of the Banks on account of irrevocable standby letters of credit (other than the Standby Letters of Credit) issued by any such Bank for the account of the Borrower, provided that (i) each such letter of credit is issued to support obligations of Insight Investment Management, Inc., a subsidiary of the Borrower, to deliver securities to any unit investment trust, (ii) each such letter of credit is issued with an expiry date not later than 30 days after the date of issuance and (iii) the aggregate face amount of all such letters of credit issued and outstanding at any time plus all unpaid reimbursement obligations of the Borrower in connection with all such letters of credit does not exceed at any time $30,000,000.

          VI.3     Guaranties.   The Borrower  will  not  assume,
guarantee, endorse or otherwise become directly or contingently liable in connection with any obligations of any other Person, except:

          (a) the endorsement of negotiable instruments by the Borrower for deposit or collection or similar transactions in the ordinary course of business;

          (b) guaranties, endorsements and other direct or contingent liabilities in connection with the obligations of other Persons in existence on the date hereof and listed in Exhibit E hereto;

          (c)   in  addition  to  any  guaranties  set  forth  in
     Exhibit E,  guaranties   by  the  Borrower  of  indebtedness
     (including capitalized lease obligations) and operating leases of the Subsidiaries (other than the guaranties permitted by Sections 6.3(d) and 6.3(e)); provided that the sum of the aggregate principal amount of indebtedness guaranteed plus the aggregate amount of all payments under operating leases guaranteed under this clause shall not exceed $3,000,000;

          (d) a guaranty by the Borrower in favor of Norwest Bank Minnesota, National Association of (i) subordinated loans of up to $10,000,000 from Norwest Bank Minnesota, National Association to Dain Bosworth Incorporated, and
     (ii) a subordinated loan of $3,500,000 from Norwest Bank Minnesota, National Association to Rauscher Pierce Refsnes, Inc.; and

          (e) a guaranty by the Borrower in favor of First Bank National Association of (i) subordinated loans of up to $10,000,000 from First Bank National Association to Dain
     Bosworth Incorporated, and (ii) a subordinated loan of $3,500,000 from First Bank National Association to Rauscher Pierce Refsnes, Inc.

          VI.4 Investments by Borrower. The Borrower will not purchase or hold beneficially any stock or other securities or evidences of indebtedness of, make or permit to exist any loans or advances to, or make any investment or acquire any interest whatsoever in, any other Person, except:

          (a) in addition to transactions permitted by subsections (b) through (e), investments in direct obligations of the United States of America or any agency or instrumentality thereof whose obligations constitute full faith and credit obligations of the United States of America having a maturity of one year or less, commercial paper issued by U.S. corporations rated "A-1" or "A-2" by Standard & Poors Corporation or "P-1" or "P-2" by Moody's Investors Service or certificates of deposit or bankers' acceptances having a maturity of one year or less issued by members of the Federal Reserve having deposits in excess of $100,000,000;

          (b) in addition to transactions permitted by subsections (a), (c), (d) and (e), investments in and loans or advances to Subsidiaries, which investments, loans or advances are existing on the date hereof and listed in Exhibit E hereto, including any renewals or extensions thereof provided that any such renewal or extension thereof shall not increase the amount of any such investments, loans or advances;

          (c) in addition to transactions permitted by subsections (a), (b), (d) and (e), initial investments to acquire all or substantially all the assets or stock of any Person that, after such investment, would be a Subsidiary, provided that:

               (i) the market value of all stock (which shall consist solely of the stock of the Borrower) given by the Borrower in connection with each acquisition under this subsection does not exceed, for any fiscal year of the Borrower, 30% of Consolidated Net Worth as of the end of the most recent fiscal quarter for which financial statements have been delivered to the Banks pursuant to Section 5.1(b);

          (ii) the sum of all cash consideration paid, the current market value, as of the date of such investment, of all property (excluding stock of the Borrower) given and all Indebtedness incurred or assumed (excluding in acquisitions of stock, liabilities of the acquired Person other than those assumed in writing, if any, by the Borrower) in connection with each such acquisition under this subsection does not exceed, for any fiscal year of the Borrower, 10% of Consolidated Net Worth as of the end of the most recent fiscal quarter for which financial statements have been delivered to the Banks pursuant to
          Section 5.1(b);

          (iii) the sum of all cash consideration paid, the current market value, as of the date of such investment, of all property (excluding stock of the Borrower) given and all Indebtedness incurred or assumed (excluding in acquisitions of stock, liabilities of the acquired Person other than those assumed in writing, if any, by the Borrower) in connection with all acquisitions under this subsection (c) and all acquisitions under
          Section 6.4A(b) does not exceed the aggregate amount of $25,000,000;

          (d)   in  addition   to   transactions   permitted   by
     subsections (a) through (c) above and subsection (e) below, investments in (valued as of the date of such investment) or loans or advances to Subsidiaries, provided that:

               (i) the aggregate amount of such investments, loans or advances which are to Subsidiaries other than ROG and which have a term or maturity of more than six months when made shall not exceed $25,000,000 in the aggregate at any one time outstanding; and

          (ii) the aggregate amount of such investments, loans or advances in or to ROG shall be without limitation.

          (e) in addition to transactions permitted by subsections (a) through (d) above, any investment in or loan or advance to any Person other than a Subsidiary provided that, after giving effect to such investment, loan or advance, the aggregate amount of all such investments, loans or advances made pursuant to this subsection (e) shall not exceed, during any fiscal year of the Borrower, 1% of Consolidated Net Worth as, of the end of the previous fiscal year.

    Section 6.4A Investments by Subsidiaries. The Borrower will not permit any Subsidiary (for purposes of this Section, an "Acquiring Subsidiary") to make initial investments to acquire all or substantially all the assets or stock of any Person that, after such investment, would be a Subsidiary unless:

    (a) the market value of all stock (which shall consist solely of the stock of the Borrower) given by such Acquiring Subsidiary in connection with each such acquisition does not exceed, for any fiscal year of the Borrower, 30% of Consolidated Net Worth as of the end of the most recent fiscal quarter for which financial statements have been delivered to the Banks pursuant to Section 5.1(b);

    (b) the sum of all cash consideration paid, the current market value, as of the date of such investment, of all property (excluding stock of the Borrower) given and all Indebtedness incurred or assumed (excluding in stock acquisitions, liabilities of the acquired Person, other than those assumed in writing, if any, by the Acquiring Subsidiary) by such Acquiring Subsidiary in connection with each such acquisition does not exceed 10% of the Consolidated Net Worth as of the end of the most recent fiscal quarter for which financial statements have been delivered to the Banks pursuant to Section 5.1(b); and

    (c) the sum of all cash consideration paid, the current market value, as of the date of such investment, of all property (excluding stock of the Borrower) and Indebtedness incurred or assumed (excluding in stock acquisitions, liabilities of the acquired Person other than those assumed in writing, if any, by the Acquiring Subsidiary) in connection with all acquisitions under this Section 6.4A and under Section 6.4(c)(iii) does not exceed the aggregate amount of $25,000,000.

          VI.5 Sale of Assets. Subject to section 6.6, the Borrower will not, and will not permit any Material Subsidiary to, sell, lease, assign, transfer or otherwise dispose of all or a substantial part of its assets (whether in one transaction or in a series of transactions) to any other Person other than in the ordinary course of business, if such transaction or transactions would be material to the Borrower and its Subsidiaries on a consolidated basis, except that a wholly owned Subsidiary of the Borrower may sell, lease, or transfer all or a substantial part of its assets to the Borrower or another wholly owned Subsidiary of the Borrower, and the Borrower or such other wholly owned Subsidiary, as the case may be, may acquire all or substantially all of the assets of the Subsidiary so to be sold, leased or transferred to it.

          VI.6    Restrictions on Issuance and Sale of Subsidiary
Stock.  The Borrower will not:

          (a) permit any Subsidiary to issue or sell any shares of stock of any class of any Subsidiary to any other Person (other than the Borrower or a wholly owned Subsidiary of the Borrower), except for the purpose of qualifying directors or satisfying preemptive rights or of paying a common stock dividend on, or splitting, common stock of such Subsidiary; or

          (b) sell, transfer or otherwise dispose of any shares of stock of any class (except to a wholly owned Subsidiary of the Borrower or to qualify directors) of any subsidiary or permit any Subsidiary to sell, transfer or otherwise dispose of (except to the Borrower or a wholly owned Subsidiary of the Borrower or to qualify directors) any shares of stock of any class of any other Subsidiary.

          VI.7 Consolidation and Merger. The Borrower will not, and will not permit any Subsidiary to, consolidate with or merge into any Person, or permit any other Person to merge into it, or acquire (in a transaction analogous in purpose or effect to a consolidation or merger) all or substantially all the assets of any other Person; provided, however, that the restrictions contained in this Section shall not apply to or prevent the following actions so long as such action would not result in a
Default:

          (a) the consolidation or merger of a Subsidiary with, or a conveyance or transfer of its assets to, the Borrower (if the Borrower shall be the continuing or surviving corporation) or another then existing wholly owned Subsidiary of the Borrower; or

          (b)   the acquisition  of all  or substantially all the
     assets  or   stock  of   any  Person   in  compliance   with
     Sections 6.4(c) or 6.4A.

          VI.8     Subordinated Debt.    The  Borrower  will  not
(i) make any payment of any Subordinated Debt except as expressly permitted by the subordination provisions thereof, (ii) give security for all or any part of such Subordinated Debt;
(iii) amend or cancel the subordination provisions of such Subordinated Debt; (iv) take or omit to take any action whereby the subordination of such Subordinated Debt or any part thereof to the Notes might be terminated, impaired or adversely affected; or (v) omit to give the Agent prompt written notice of any default under any agreement or instrument relating to such Subordinated Debt by reason whereof such Subordinated Debt might become or be declared to be immediately due and payable; provided, however, that the prohibition set forth in clause (i) above shall not apply to acquisitions by the Borrower of any Subordinated Debt provided that such acquisitions are in exchange for, or funded with proceeds from the sale of, the Borrower's newly issued common or preferred stock.

          VI.9 Expenditures for Fixed Assets. The Borrower will not enter into any capitalized lease obligations having a carrying value in excess of $20,000,000 in the aggregate at any time outstanding. The Borrower will not, and will not permit any Subsidiary to, make any capital expenditure, including capitalized lease obligations permitted in this Section, if, after giving effect to such expenditure, the aggregate amount of such expenditures made by the Borrower and its Subsidiaries combined will exceed $20,000,000 in any calendar year.

          VI.10 Fiscal Year. The Borrower will not change the ending date of its fiscal year from December 31.

          VI.11 Operating Lease Obligations. The Borrower will not enter into any operating lease subsequent to the date of this Agreement if, after giving effect to such operating lease, the aggregate amount of payments of the Borrower under all operating leases of the Borrower in any fiscal year would exceed $3,000,000.

          VI.12 Dividends of the Borrower. The Borrower will not declare or pay any dividends on any shares of any class of stock of the Borrower or directly or indirectly apply any assets of the Borrower to the redemption, retirement, purchase or other acquisition of any shares of any class of stock of the Borrower if an Event of Default has occurred and is continuing or if, after giving effect to any such proposed declaration, payment or application, an Event of Default would have occurred and be continuing.

          VI.13 Dividends of Material Subsidiaries of the Borrower. The Borrower will not permit any Material Subsidiary to enter into any credit agreement with any Person which prohibits or otherwise limits in any way or to any extent the ability of such Material Subsidiary to declare or pay dividends to the Borrower.
                                VII
             Events of Default, Rights and Remedies

          VII.1     Events  of  Default.    "Event  of  Default",
wherever used herein, means any one of the following events:

          (a)   Default in  the payment  of any  interest  on  or
     principal  of   any  of  the  Notes  or  any  Obligation  of
     Reimbursement when it becomes due and payable; or

          (b)   Default in the payment of any fees required under
     Section 2.6 or 2.7 when the same become due and payable; or

          (c) Default in the performance, or breach, of any covenant or agreement on the part of the Borrower contained in Section 5.8 hereof; or

          (d) Default in the performance, or breach, of any covenant or agreement of the Borrower in this Agreement or any Standby Letter of Credit Application (other than a covenant or agreement a default in whose performance or whose breach is elsewhere in this Section specifically dealt with), and the continuance of such default or breach for a period of 30 days after there has been given, by delivery or first class mail to the Borrower, a written notice specifying such default or breach and requiring it to be remedied; or

          (e) The Borrower or any Subsidiary shall be or become insolvent, or admit in writing its inability to pay its debts, as they mature, or make an assignment for the benefit of creditors; or the Borrower or any, Subsidiary shall apply for or consent to the appointment of any receiver, trustee, or similar officer for it or for all or any substantial part of its property; or such receiver, trustee or similar officer shall be appointed without the application or consent of the Borrower or any Subsidiary, as the case may be, and such appointment shall continue undischarged for a period of 30 days; or the Borrower or any Subsidiary shall constitute (by petition, application, answer, consent or otherwise) any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, dissolution, liquidation or similar proceeding relating to it under the laws of any jurisdiction; or any such proceeding shall be instituted (by petition, application or otherwise) against the Borrower or any Subsidiary; or any judgment, writ, warrant of attachment or execution or similar process shall be issued or levied against a substantial part of the property of the Borrower or any Subsidiary and such judgment, writ, or similar process shall not be released, vacated or fully bonded within 30 days after its issue or levy; or

          (f)   A petition  shall be  filed  by  or  against  the
     Borrower  or   any  Subsidiary   under  the   United  States
     Bankruptcy Code naming the Borrower or that Subsidiary as debtor; or

          (g) Any representation or warranty made by the Borrower in this Agreement or by the Borrower (or any of its officers) in any certificate, instrument, or statement contemplated by or made or delivered pursuant to or in connection with this Agreement, shall prove to have been incorrect in any material respect when made; or

          (h) The rendering against the Borrower of one or more final judgments, decrees or orders for the payment of money in the aggregate in excess of $3,000,000 and the continuance of such judgment, decree or order unsatisfied and in effect for any period of 30 consecutive days without a stay of execution; or

          (i) A default in payment of indebtedness aggregating $500,000 or more under any bond, debenture, note or other evidence of indebtedness of the Borrower or of any Subsidiary (other than to Norwest Bank Minnesota, National Association or to First Bank National Association) or under any indenture or other instrument under which any such evidence of indebtedness has been issued or by which it is governed and the payment of such indebtedness shall be accelerated or the holder of such indebtedness shall have notified the Borrower of such default; or

          (j) Any of the following shall have occurred and result in liability to the Borrower in excess of $1,000,000: any Plan shall have been terminated resulting in liability to the Borrower, or a trustee shall have been appointed by an appropriate United States District Court to administer any Plan, or the Pension Benefit Guaranty Corporation shall have instituted proceedings to terminate any Plan or to appoint a trustee to administer any Plan, or withdrawal liability shall have been asserted by a Multiemployer Plan; or the Borrower or any ERISA Affiliate of the Borrower shall have incurred any liability to the Pension Benefit Guaranty Corporation, the Internal Revenue Service or the Department of Labor, or shall have incurred any unfunded liability (as computed on a termination basis) owed to Plan participants or their beneficiaries, in excess of $1,000,000 with respect to any Plan; or any Reportable Event that the Agent determines in good faith might constitute grounds for such termination or appointment or for the imposition of such liability shall have occurred and be continuing; or

          (k) The New York Stock Exchange, any other national securities exchange of which a Subsidiary is a member or on which such Subsidiary has qualified for privileges or the National Association of Securities Dealers, Inc. shall make a decision or enter an order that (i) suspends such Subsidiary in whole or in material part for a period exceeding 60 days, or (ii) revokes such Subsidiary's membership or privileges, or (iii) takes any other action which will materially adversely affect the operations of such Subsidiary; or

          (l) The Securities and Exchange Commission shall enter an order that (i) suspends for over 30 days or revokes the registration of any Subsidiary as a broker or as a dealer or both, (ii) suspends any Subsidiary as a member of a national securities association or national securities exchange in whole or in material part for a period exceeding 30 days, (iii) expels any Subsidiary as a member of a national securities association or a national securities exchange, or (iv) takes any other action which will materially adversely affect the operations of any Subsidiary; or

          (m) The Securities Investor Protection Corporation shall make an application for a decree adjudicating that customers of any Subsidiary are in need of protection under the Securities Investor Protection Act of 1970 and such Subsidiary fails to obtain the dismissal of such application within 30 days; or

          (n) The Net Capital Ratio of ROG shall be below 6% for any two consecutive calendar months or either Dain Bosworth Incorporated or Rauscher Pierce Refsnes, Inc. shall have net capital below $4,000,000 for any two consecutive calendar months. For purposes of this subsection "Net Capital Ratio" shall mean the net capital of ROG as a percentage of aggregate debit items in accordance with the Alternative Net Capital computation method; or

          (o) An Event of Default (as defined therein) shall have occurred and be continuing under that certain Term Loan Agreement dated as of October 16, 1992, as the same has heretofore or may hereafter be amended or restated from time to time; or

          (p) The Borrower shall repudiate, purport to revoke, or fail to perform any of its obligations under any guaranty given by the Borrower in favor of Norwest Bank Minnesota, National Association or First Bank National Association; or

          (q) A default in the payment of or performance (and, in the case of a default in the performance of any obligation other than a payment obligation, the continuance of such default for a period of 30 days after there has been given, by delivery or first class mail, written notice specifying such default) of any obligation of the Borrower, Dain Bosworth Incorporated, Rauscher Pierce Refsnes, Inc., ROG or any other Subsidiary of the Borrower to Norwest Bank Minnesota, National Association or to First Bank National Association under any bond, debenture, note or other evidence of indebtedness or under any indenture, loan agreement or other instrument under which such evidence of indebtedness has been issued (other than a default in whose performance is elsewhere in this Section specifically dealt with).

The Agent  shall send  written notice to the Borrower pursuant to
Section 7.1(d) upon the request of either Bank.

          VII.2 Rights and Remedies. Upon the occurrence of an Event of Default or at any time thereafter until such Event of Default is cured to the written satisfaction of each of the Banks and upon request by either of the Banks, the Agent shall exercise any or all of the following rights and remedies:

          (a)   Stop  making   Advances  to  the  Borrower  under
     Section 2.1 and Section 2.3;

          (b)   By  notice   to   the   Borrower,   declare   the
     Commitments to be terminated, whereupon the same shall forthwith terminate;

          (c)    Not make  the Term  Loans to  the Borrower under
     Section 2.4;

          (d) By notice to the Borrower, declare the entire unpaid principal amount of the Notes then outstanding, all interest accrued and unpaid thereon, and all fees and other amounts payable under this Agreement to be forthwith due and payable, whereupon such Notes, all such accrued interest and all such fees and other amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower;

          (e) If any Standby Letter of Credit remains outstanding, the Agent may, by notice to the Borrower, require the Borrower to deposit in the Special Account immediately available funds equal to the aggregate face amount of all such outstanding Standby Letters of Credit; and

          (f) Exercise any other rights and remedies available to the Banks by law or agreement.

In addition, upon the occurrence of an Event of Default or at any time thereafter until such Event of Default is cured to the written satisfaction of each of the Banks, each Bank may, without notice to the Borrower and without further action, apply any and all money owing by such Bank to the Borrower to payment of such Bank's Note, including accrued interest, and of all fees and other amounts owing by the Borrower hereunder. Notwithstanding the foregoing, upon the occurrence of an Event of Default described in Section 7.1(f) hereof, the entire unpaid principal amount of the Notes, all interest accrued and unpaid thereon, and all fees and other amounts payable under this Agreement shall be immediately due and payable without presentment, demand, protest or notice of any kind.

                                VIII
                            The Agent

          VIII.1 Appointment and Authorization. Each Bank irrevocably appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under the Loan Documents as are delegated to the Agent by the terms hereof or thereof, together with all such powers as are reasonably incidental thereto. Each Bank agrees to reimburse the Agent for such Bank's Percentage of all reasonable out-of-pocket expenses (including attorneys' fees) incurred by the Agent hereunder or in enforcing the Bank's rights hereunder or under the Notes. As to any matters not expressly provided for by this Agreement, the Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon receipt of the same instruction from both Banks; provided, however, that except for action expressly required of the Agent hereunder, the Agent shall in all cases be fully justified in failing or refusing to act hereunder unless it shall be indemnified to its satisfaction by the Banks against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action, and that the Agent shall not in any event be required to take any action which is contrary to this Agreement, the Loan Documents or applicable law.

          VIII.2 Agent and Affiliates. Norwest Bank Minnesota, National Association ("Norwest") shall have the same rights and powers under this Agreement as the other Bank and may exercise or refrain from exercising the same as though it were not the Agent, and Norwest and its affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower or any affiliate of the Borrower as if it were not the Agent hereunder.

          VIII.3 Action by Agent. The obligations of the Agent hereunder are only those expressly set forth herein. Without limiting the generality of the foregoing, the Agent shall not be required to take any action with respect to any Event of Default or Default, except as expressly provided in Article VII and subject to the provisions of Section 8.1.

          VIII.4 Consultation with Experts. The Agent may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken, or omitted to be taken, by it in good faith in accordance with the advice of such counsel, accountants or experts.

          VIII.5 Liability of Agent. Neither the Agent nor any of its directors, officers, agents, or employees shall be liable for any action taken or not taken by it in connection herewith (i) with the consent or at the request of all of the Banks other than the Agent or (ii) in the absence of its own gross negligence or willful misconduct. Neither the Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify (i) any statement, warranty or representation made in connection with this Agreement or any borrowing hereunder;
(ii) the performance or observance of any of the covenants or agreements of the Borrower; (iii) the satisfaction of any condition specified in Article III, except receipt of items required to be delivered to the Agent; or (iv) the validity, effectiveness or genuineness of any of the Loan Documents. The Agent shall not incur any liability in acting in reliance upon any notice, consent, certificate, statement, or other writing (which may be a bank wire, telex, or similar writing) believed by it to be genuine or to be signed by the proper party or parties.

          VIII.6 Indemnification. Each Bank hereby indemnifies and holds harmless the Agent, as well the Agent's directors, officers, agents and employees, ratably according to their respective Percentages from and against any and all losses, liabilities, actions, suits, judgments, demands, damages, costs, disbursements, or expenses (including attorney's fees and expenses) of any kind or nature whatsoever, which are imposed on, incurred by, or asserted against the Agent or its directors, officers, agents or employees in any way relating to arising out of this Agreement or the Loan Documents, or any action taken or omitted to be taken by the Agent in connection therewith; provided, however, that no Bank shall be liable for any portion of any such losses, liabilities, actions, suits, judgments, demands, damages, costs, disbursements or expenses resulting solely from the gross negligence or willful misconduct of the Agent.

                                IX
                          Miscellaneous

          IX.1 No Waiver; Cumulative Remedies. No failure or delay on the part of the Agent or any Bank in exercising any right, power or remedy under the Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy under the Loan Documents. The remedies provided in the Loan Documents are cumulative and not exclusive of any remedies provided by law.

          IX.2 Amendments, Etc. No amendment, modification, termination or waiver of any provision of any Loan Document, or consent to any departure by the Borrower therefrom shall be effective unless the same shall be in writing and signed by each Bank. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

          IX.3 Addresses for Notices, Etc. Except as otherwise expressly provided herein, all notices, requests, demands and other communications provided for under the Loan Documents shall be in writing and mailed by first class mail with postage prepaid, or personally delivered or sent by telecopy to the applicable party at its address indicated below:

    If to the Borrower:

      Inter-Regional Financial Group, Inc.
      Dain Bosworth Plaza
      60 South Sixth Street
      Minneapolis, Minnesota  55402-4422
      Attention:  Senior Vice President and Treasurer
      Telecopy No. (612) 371-7755

      If to the Agent:

      Norwest Bank Minnesota, National Association
      Sixth Street and Marquette Avenue
      Minneapolis, Minnesota  55479-0105
      Attention:  Vice President, Financial Institutions
                       Division
      Telecopy No. (612) 667-7251

or, if to a Bank, mailed or personally delivered at its address appearing on the signature pages hereof or at its telecopy number appearing on the signature pages hereto, or, as to each party, at such other address or telecopy number as shall be designated by such party in a written notice to the other party complying as to delivery with the terms of this Section. All such notices, requests, demands and other communications shall be effective (i) if mailed, two Domestic Business Days after it has been deposited in the mails with postage prepaid, addressed as aforesaid, (ii) if personally delivered, when personally delivered, and (iii) if sent by telecopy, when receipt is confirmed by the recipient thereof, except that notices or requests to the Agent pursuant to any of the provisions of Article II shall not be effective until received by the Agent.

          IX.4 Costs and Expenses. The Borrower agrees to pay on demand all out-of-pocket costs and expenses incurred by the Agent in connection with the negotiation, preparation, execution, administration or amendment of the Loan Documents and the other instruments and documents to be delivered hereunder and thereunder, including the reasonable fees and out-of-pocket expenses of counsel for the Agent with respect thereto, and all out-of-pocket expenses incurred by the Agent or any Bank in connection with the enforcement of the Loan Documents and other instruments and documents to be delivered hereunder and thereunder, including the reasonable fees and out-of-pocket expenses of legal counsel retained by the Agent or any Bank with respect thereto.

          IX.5 Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts of this Agreement taken together shall constitute but one and the same instrument.

          IX.6 Binding Effect, Assignment. The Loan Documents shall be binding upon and inure to the benefit of the Borrower and the Banks and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights thereunder or any interest therein without the prior written consent of all of the Banks and any assignment without said consent shall be void.

          IX.7     Governing Law.   The  Loan Documents  shall be
governed by, and construed in accordance with, the laws of the State of Minnesota.

          IX.8 Severability of Provisions. Any provision of this Agreement which is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof.

          IX.9 Headings. Article and Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

          IX.10 Indemnity. The Borrower hereby agrees to indemnify, exonerate and hold each Bank, the Agent and each of the officers, directors, employees and agents of each Bank and the Agent (the "Bank Parties") free and harmless from and against any action, cause of action, suit, liability and damage ("Liabilities") and all expenses incurred in connection therewith (including, without limitation, reasonable attorneys' fees), incurred by any Bank Party as a result of, arising out of or relating to any transaction financed or to be financed in whole or in part directly or indirectly with proceeds of any Advance or Term Loan hereunder, except those Liabilities arising on account of any Bank Party's gross negligence or willful misconduct.

          IX.11 Amendment and Restatement. This Agreement is an amendment to and complete restatement of the Existing Credit
Agreement and the indebtedness hereunder is a renewal of the indebtedness thereunder.

                                X
                    Intercreditor Provisions

          X.1 Pro Rata Sharing of Payments Applied to the Notes. Each Bank agrees that if it shall apply any payment (whether received by such Bank directly from the Borrower, by exercising any right of setoff or counterclaim or otherwise) to the principal and interest owing to such Bank under this Agreement which application is in an amount greater than the amount of payment applied by the other Bank to the principal and interest owing to such other Bank under this Agreement, the Bank applying such proportionately greater amount shall purchase such participations in the obligations of the Borrower to the other Bank, and such adjustments shall be made, as may be required so that such payments of principal and interest with respect to amounts owed by the Borrower to the Banks under this Agreement shall be shared by the Banks pro rata based upon their respective Percentages; provided, that nothing in this Section shall impair the right of a Bank to receive any payment or to exercise any right or remedy, including, without limitation, any right of setoff or counterclaim and to apply the amount so received or recovered to the payment of the Borrower's indebtedness to such Bank other than the Borrower's indebtedness to such Bank under this Agreement; provided, further, however, that if any such payment shall be recovered or must otherwise be restored, such purchase in respect thereof shall be rescinded, without interest.

          X.2 Transfers of Notes. Each Bank shall be entitled to sell participations in its Note then outstanding and its interest in this Agreement, provided that the participant agrees in writing that it does not have any right to vote or to direct such Bank to vote with respect to any matters. Any other transfer by a Bank of any interest in its Note or this Agreement requires the written consent of the other Bank. In the event that the holder of any Note (including any Bank) shall transfer such Note as permitted by this Agreement, it shall immediately so advise the Agent (which shall give prompt notice thereof to the Borrower) of such transfer. The Agent shall be entitled to assume conclusively that no transfer of any Note has been made by any holder (including, any Bank) unless and until the Agent receives notice to the contrary. Any request made or consent given hereunder at any time by the then holder of any Note shall be binding on any transferee of such Note.

          X.3 Credit Decisions. Each Bank acknowledges that it has made and relied upon, and will continue to make and rely upon, its own independent investigation of the financial condition and affairs of the Borrower and its own credit decision to extend its Commitment and make Advances hereunder from time to time.

          X.4 Regulations U and G. Each Bank represents that it in good faith is not relying, either directly or indirectly upon any stock (as such term is defined in Regulations U and G promulgated by the Board of Governors of the Federal Reserve System) as collateral security for the extension or maintenance by it of any credit provided for hereunder.

          X.5 Other Transactions. Nothing contained herein shall preclude any Bank or the Agent from engaging in any transaction, in addition to those contemplated by this Agreement, with the Borrower or any of its Subsidiaries in which the Borrower or such Subsidiary would be permitted to engage with any other Person.

          X.6 No Beneficiaries. No third party is intended to be the beneficiary of this Agreement.

          X.7 Notice. Each Bank agrees to provide to the other Bank a copy of any notice of default or acceleration relating to indebtedness of the Borrower or any Subsidiary of the Borrower to such Bank (other than under this Agreement) simultaneously with such Bank's delivery of such notice to the Borrower. This
Section 10.7 is for the exclusive benefit of the Banks (and not for the benefit of the Borrower or its Subsidiaries) and the failure of a Bank to provide such simultaneous notice to the other Bank shall not impair in any way the effectiveness of any such notice given by such Bank to the Borrower or to any Subsidiary of the Borrower.


    [the remainder of this page is intentionally left blank]

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

                          INTER-REGIONAL FINANCIAL GROUP, INC.

                           By  Daniel  J. Reuss
                               ------------------------
                               Its  Senior Vice President


                           NORWEST BANK MINNESOTA, NATIONAL
                           ASSOCIATION, as Agent

                           By  Edward J. Meyer, Jr.
                               ------------------------
                               Its  Vice President


Commitment:  $7,500,000    NORWEST BANK MINNESOTA, NATIONAL
Percentage:  50%           ASSOCIATION


                           By  Edward J. Meyer, Jr.
                               ------------------------
                           Its  Vice President

                          Sixth Street and Marquette Avenue
                          Minneapolis, MN  55479-0105
                          Attention:  Vice President,
                          Financial Institutions Division
                          Telecopy No. (612) 667-7251


Commitment:  $7,500,000   FIRST BANK NATIONAL ASSOCIATION
Percentage:  50%

                          By  Jose A. Peris
                              -----------------------
                          Its  Vice President

                          First Bank Place MPFP0702
                          601 Second Avenue South
                          Minneapolis, MN  55402-4302
                          Attention:  Jose Peris
                          Telecopy No. (612) 973-0825

                      SCHEDULE OF EXHIBITS


Exhibit A           Revolving Note

Exhibit B           Term Note

Exhibit C           Schedule of Subsidiaries

Exhibit D           Schedule of Litigation
Exhibit E           Permitted Liens, Indebtedness and
                    Contingent Liabilities

Exhibit F           Debt Subordination Agreement

Exhibit G           Confirmation Certificate

Exhibit H           Application and Agreement for Irrevocable
                    Standby Letter of Credit

                                                    EXHIBIT A

                         REVOLVING NOTE

$7,500,000                               Minneapolis, Minnesota
                                                  June 29, 1995


          For value received, the undersigned, INTER-REGIONAL FINANCIAL GROUP, INC., a Delaware corporation, hereby promises to pay on June 30, 1997, to the order of _______________________,
(the "Bank"), at the main office of the Bank in Minneapolis, Minnesota, or at any other place designated at any time by the Bank, in lawful money of the United States of America and in immediately available funds, the principal sum of Seven Million Five Hundred Thousand Dollars ($7,500,000) or, if less, the aggregate unpaid principal amount of all Advances (as defined in the Credit Agreement) made by the Bank to the undersigned under the Credit Agreement (defined below), together with interest on the principal amount hereunder remaining unpaid from time to time (the "Principal Balance") computed on the basis of the actual number of days elapsed and a 360-day year, from the date hereof until this Note is fully paid at the rate or rates and at the times provided in the Credit Agreement of even date herewith by and between the undersigned, the Bank, [First Bank National Association] [Norwest Bank Minnesota, National Association] and Norwest Bank Minnesota, National Association, as agent, as the same may be amended or restated from time to time (the "Credit Agreement").

          This Note is a Revolving Note issued pursuant to, and is subject to, the Credit Agreement, which, among other things, provides for acceleration of the maturity hereof upon the occurrence of an Event of Default (as defined in the Credit Agreement).

          This  Note   shall  be   immediately  due  and  payable
(including unpaid interest accrued hereon) without demand or notice thereof upon filing of a petition by or against the undersigned under the United States Bankruptcy Code.

          The undersigned  hereby agrees  to  pay  all  costs  of
collection,  including   reasonable  attorneys'  fees  and  legal
expenses, in the event this Note is not paid when due, whether or not legal proceedings are commenced.

          Presentment or other demand for payment, notice of dishonor and protest are expressly waived.

                            INTER-REGIONAL FINANCIAL GROUP, INC.


                            By  ______________________________
                            Its ______________________________

                                                        EXHIBIT B


                           TERM NOTE

$______________                            Minneapolis, Minnesota
                                           June 30, 1997

          For value received, the undersigned, INTER-REGIONAL FINANCIAL GROUP, INC., a Delaware corporation, hereby promises to pay on June 30, ____, to the order of _______________________,
(the "Bank"),  at the  main office  of the  Bank in  Minneapolis,
Minnesota, or at any other place designated at any time by the Bank, in lawful money of the United States of America and in immediately available funds, the principal sum of _______________ ______________________________________________ ($______________),
together with interest on the principal amount hereunder remaining unpaid from time to time (the "Principal Balance") computed on the basis of the actual number of days elapsed and a 360-day year, from the date hereof until this Note is fully paid at the rate or rates and at the times provided in the Credit Agreement dated as of June __, 1995, by and between the undersigned, the Bank, [First Bank National Association] [Norwest Bank Minnesota, National Association] and Norwest Bank Minnesota, National Association, as agent, as the same has heretofore and may hereafter be amended or restated from time to time (the "Credit Agreement").

          The Principal Balance shall be payable in __ equal monthly installments of $______________ each, commencing on the last day of July, 1997 and continuing on the same day of each month thereafter until June 30, ____, when the entire remaining Principal Balance and all accrued interest thereon shall be due and payable.

          This Note is a Term Note issued pursuant to, and is subject to, the Credit Agreement, which, among other things, provides for acceleration of the maturity hereof upon the occurrence of an Event of Default (as defined in the Credit Agreement).

          This  Note   shall  be   immediately  due  and  payable
(including unpaid interest accrued hereon) without demand or notice thereof upon filing of a petition by or against the undersigned under the United States Bankruptcy Code.

          The undersigned  hereby agrees  to  pay  all  costs  of
collection,  including   reasonable  attorneys'  fees  and  legal
expenses, in the event this Note is not paid when due, whether or not legal proceedings are commenced.

          Presentment or other demand for payment, notice of dishonor and protest are expressly waived.

                            INTER-REGIONAL FINANCIAL GROUP, INC.

                            By______________________________
                           Its______________________________